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                                                                                       EXHIBIT 11

                          GRACO INC. AND SUBSIDIARIES
                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                  (Unaudited)


                                            Thirteen Weeks Ended             Twenty-six Weeks Ended
                                       -----------------------------     -----------------------------
                                       June 30, 2000   June 25, 1999     June 30, 2000   June 25, 1999
                                       -------------   -------------     -------------   -------------
                                                   (in thousands except per share amounts)

Net earnings applicable to common
       shareholders for basic and
       diluted earnings per share            $18,331         $17,961           $33,306         $29,162

Weighted average shares outstanding
       for basic earnings per share           20,246          20,139            20,320          20,122

Dilutive effect of stock options
       computed using the treasury
       stock method and the average
       market price                              324             708               321             605

Weighted average shares outstanding
       for diluted earnings per share         20,570          20,847            20,641          20,727

Basic earnings per share                     $  0.91         $  0.89           $  1.64         $  1.45

Diluted earnings per share                   $  0.89         $  0.86           $  1.61         $  1.41

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